UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PLAYTEX PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

ENERGIZER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a communication transmitted to certain employees of Playtex Products, Inc. (“Playtex”) on August 28, 2007:

U.S. PLAYTEX SALARIED FREQUENTLY ASKED QUESTIONS

PLAYTEX/SCHICK MERGER

GENERAL

Q.	When will this transaction close?

A.

The transaction is subject to customary closing conditions, including governmental and regulatory approvals as well as approval of the stockholders of Playtex. This transaction is currently expected to close on October 1st.

Q.	Will I remain working at my current location?

A.	Plans for the Schick/Playtex organization locations have not yet been finalized.

EMPLOYMENT STATUS

Q.	When will I know my employment status?

A.

As the new structure is defined, we will begin an assessment and selection process that considers demonstrated past performance, current capabilities and future potential of those associates in functional areas that will undergo assessment at Schick and Playtex. Representatives from both Playtex and Schick will be involved in all selection decisions. Our overarching ambition is to create a substantially stronger and more capable company. Consequently, our selection process will be designed to ensure that we retain the top talent from both organizations. When making placement decisions, consideration will be given to continuity of the business, current knowledge of job and practicality of relocation. Associates will not be going through an individual interview process, however associates will be asked to voluntarily provide supplemental data by completing an Individual Career Data form. Most decisions and offers will be made between early October and November 15th, assuming an October 1st close of the merger.

Q.	If my job moves, will I receive relocation assistance?

A.

Yes, if you are offered a regular, full time opportunity with the integrated Schick/Playtex organization and your commute is 50 miles longer than your current commute, relocation assistance would be offered.

Q.	What if I get offered a job and I don’t want to move?

A.

If you are offered a regular, full time opportunity with the integrated Schick/Playtex organization within one year of when the transaction closes and your commute is 50 miles longer than your current commute, and you decline the opportunity you would be offered severance.

COMPENSATION

Q.	Will there be any changes in compensation?

A.

Energizer has agreed to provide all associates the same base salary and bonus opportunity they currently have through 12/31/07. Through September 30, 2008, Energizer will use reasonable efforts to maintain each associate’s aggregate compensation. Base salaries will not be decreased for associates who stay in their current positions. The Energizer and Playtex compensation teams are reviewing bonus targets and other compensation elements to determine the differences between the organizations and how to handle these differences.

Q.	On the anniversary of the closing, will my base salary and target bonus change?

A.

Base salaries will not be decreased for associates who stay in their current positions. The Playtex bonus program is currently under review and in some ways is different than the Energizer plan. We will be evaluating these differences on an individual basis to determine a solution. More details will be communicated when available.

Q.	Does Energizer have a “pay for performance” philosophy? If so, can you provide details?
A.

Energizer’s salary program has been designed to support its business strategy and, at the same time, reward associates appropriately for individual and team results. Designed to attract and retain talented associates, Energizer’s salaries are competitive with those of other well-managed companies.

Individual salaries depend on many factors. For example:
•	Performance is a key component. Consistent and high performance, along with continued competency development, are threshold requirements for any increase in salary.
•	Job Responsibility can have an impact as well. When there is a substantial change in an associate’s responsibilities (and the change is viewed as a promotion), an increase is usually warranted.
•	The Marketplace is also a factor in making salary decisions. The value of the job itself, as measured in the competitive marketplace, determines the range of opportunity for salary growth.
•	Management and budget guidelines also influence salary decisions.

Like Playtex, Energizer has structured its compensation program to encourage high performers. It encourages you to move forward in your field, developing personal and professional skills as you build a strong portfolio of experience and success.

Q.	When will I receive more information on my 2008 aggregate compensation and benefits?

A.	We are currently reviewing the Playtex and Energizer compensation and benefits packages. We will communicate any necessary information when this review is complete.

Q.	Will merit increases still be granted as currently scheduled through the end of 2007?

A.	Yes, merit increases will be granted in keeping with Playtex’s pay for performance philosophy through the end of 2007.

Q.	Will I get my 2007 bonus?

A.	Yes. All associates actively employed on the date of bonus distribution are eligible to receive their target bonus for 2007. Bonuses will be paid out after the final results for 2007 are determined.

Q.	If I voluntarily resign after closing, will I be eligible for a pro-rated 2007 bonus?

A.

No, associates must be actively employed on the date of bonus distribution in order to be eligible for a bonus payment. If you are involuntarily terminated for other than cause prior to 12/31/07, however, you will be eligible for a pro-rated bonus.

Q.	How will equity be cashed out upon closing?

A.	Participants in the equity program will receive a subsequent Q&A addressing this question and others in the coming weeks.

Q.	What will happen to the Deferred Benefit Equalization Plan?

A.	We are working on details related to the Deferred Benefit Equalization Plan and will communicate to participants by early November.

BENEFITS

Q.	Will there be any changes in benefits?

A.

Energizer has agreed to ensure that total company benefits will remain comparable in the aggregate to current benefits for at least a year after closing. Full details regarding 2008 benefits will be provided in early November 2007 benefits meetings.

Q.	Will I receive my 2007 profit-sharing contribution?

A.

All associates employed on December 15, 2007 will receive a full profit sharing contribution. If your employment is involuntarily terminated for other than cause before December 15, 2007, you will receive a pro-rated profit-sharing contribution.

Q.	What will happen to my 401(k) and profit sharing account upon closing?

A.

Your current Playtex 401(k) funds will continue to be identified by the current account types, such as pre-tax contributions, company matching contributions and profit sharing contributions. Energizer’s 401(k) provider is Vanguard. We are currently working through the details of how to transition from New York Life and Sun Trust (Hawaiian Tropic Associates) to Vanguard. Details will be provided to all associates in early November benefit meetings.

Q.	Will my years of service be honored for vesting in Energizer retirement plans?

A.

Yes. Energizer will give you credit for your years of service with Playtex and/or Hawaiian Tropic when determining vesting service. Detailed information, including when you will begin accruing benefits under the Energizer plan, will be provided during open enrollment.

Q.	What is Energizer’s Tuition Reimbursement benefit?

A.

Energizer reimburses 75% of all tuition, lab fees, required expendable supplies, and textbooks for approved undergraduate courses. If the associate is pursuing an approved graduate degree, the remaining 25% will be reimbursed upon successful completion of the degree.

Q.	If I am involuntarily terminated before I have received reimbursement for a course approved under Playtex’s tuition reimbursement program will I still receive reimbursement?

A.

Courses that have been approved and started will be eligible for reimbursement under the plan if your employment is involuntarily terminated. Courses that have been approved but not started will not be eligible for reimbursement.

Q.	Will Playtex’s current retiree medical benefits including retiree life insurance coverage be changed?

A.	No changes will be made to the plan for 2008. However, Energizer reserves the right to make changes to the retiree benefit programs in 2009 or thereafter.

SEVERANCE

Q.	Will I receive severance if I am terminated?

A.

Yes. Except for those Hawaiian Tropic associates who already have an established transition agreement and severance program outlined, Playtex U. S. salaried associates who are involuntarily terminated for other than cause within the twelve months following the closing date will receive a severance package per the terms of the merger agreement. Severance will be calculated based on two weeks of base pay for each year of service, up to 26 years, and then one week of base pay for each subsequent year. The minimum severance for salaried associates will be equivalent to eight weeks of base pay. Additional severance minimums may be provided commensurate with your position.

Q.	How are partial years of service handled for severance calculation purposes?

A.	Only completed years of service will be used for severance calculation purposes.

Q.	If I am offered a position that does not require me to relocate but I choose not to take the position will I still be eligible for severance?

A.	No. Severance is generally only being offered to those whose positions are being eliminated and no other position has been identified for them.

Q.	If I am offered a job, but the job pays less and/or is not a comparable job (lesser level of responsibilities) and I turn down the offer, am I eligible for severance?

A.	If there are material differences in compensation or job responsibilities and you turn down the offer, you may, at management’s discretion, be eligible for severance.

Q.

If I am part of an integration team and my work extends beyond the one year post acquisition period and I am let go after the integration project is completed, am I eligible for the same severance program that is offered to Playtex associates at the time of the acquisition?

A.

If a decision is made during the twelve month severance period to terminate a member of the integration team for other than cause, but that termination does not occur until after the twelve month severance period because the individual is completing integration work, severance benefits will be paid as if the severance had occurred within in the twelve month period.

Q.	Will associates leaving the company be offered outplacement benefits?

A.

Yes, if you are separated involuntarily for other than cause, outplacement benefits will be offered and benefits will be commensurate with your position level. More details will be made available in the next couple of months.

OTHER

Q.	Will there be any changes in current associate policies like vacation?

A.

Energizer has committed to providing comparable associate benefits in the aggregate until the one-year anniversary of the closing and there after will provide benefits generally made available to Energizer associates.

Q.	What is Energizer’s vacation policy? Will Playtex vacation entitlement be grandfathered?

A.

Energizer has a Paid Time Off (PTO) policy, which combines vacation, personal and sick days into one bank of time that can be used by salaried associates each year. When calculating an associate’s PTO bank, Energizer will grandfather an associate’s current Playtex/Hawaiian Tropic vacation eligibility and add the requisite number of personal and sick days. Associates will graduate to the next level of vacation earning based on the Energizer eligibility schedule.

Q.	Can vacation time be rolled over from 2007 into 2008?

A.	Vacation details have not been finalized but salaried Playtex associates will be allowed to rollover 5 days into 2008, consistent with Energizer’s PTO policy.

Q.	What is Energizer’s philosophy on work/life balance?

A.

Energizer’s Work/Life Benefits program benefits both associates and the Company. The programs included in their Work/Life program are available to help associates create and manage a schedule that meets both personal and Company needs. Programs available for discussion with your manager and approved in the sole discretion of management include: Paid Time Off (PTO) Purchase, Work from home, Flextime, Voluntary Reduced Hours, and Job Sharing.

Important Merger Information

In connection with the proposed acquisition of Playtex by Energizer Holdings, Inc. (“Energizer”), Playtex filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on August 27, 2007, and Playtex and Energizer intend to file other relevant materials with the SEC. The proxy statement was mailed to Playtex stockholders seeking their approval of the proposed transaction. Before making any voting decision with respect to the proposed acquisition, stockholders of Playtex are urged to read the proxy statement and all other relevant documents filed with the SEC when they become available, because they contain or will contain important information about the proposed transaction, Playtex and Energizer. This document may be deemed to be soliciting material in respect of the proposed transaction.

Investors and security holders can obtain the proxy statement and other documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Playtex stockholders may obtain free copies of the proxy statement and other documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017. You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Playtex may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Playtex is available in the proxy statement filed with the SEC on August 27, 2007, as well as the 2006 Annual Report on Form 10-K, filed with the SEC on March 13, 2007 and the proxy statement for Playtex’s 2007 annual meeting of stockholders, filed with the SEC on March 23, 2007. Energizer may also be deemed to be a participant in the solicitation. For information regarding an agreement among Energizer, certain directors, all executive officers and certain stockholders of Playtex, under which such directors, executive officers and stockholders have agreed, among other things, to vote or cause to be voted their shares of Playtex common stock in favor of adoption of the merger agreement and approval of the merger, see “Stockholder Agreement” on page 60 of the proxy statement. Additional information regarding the interests of such potential participants is included in the proxy statement and will be included in the other relevant documents filed with the SEC when they become available.